EXHIBIT 10.26e

2015 PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT Terms
TIFFANY & CO.
a Delaware Corporation
(the “Parent”)
AMENDED AND RESTATED
TERMS OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
(Non-Transferable)
under the
2014 EMPLOYEE INCENTIVE PLAN
(the “Plan”)
Terms Effective January 14, 2015

1. Introduction and Terms of Grant. Participant has been granted (the “Grant”) Stock Units which shall be settled by the issuance and delivery of Shares of the Parent’s Common Stock. The Grant has been made under the Plan by the Stock Option Subcommittee of the Parent Board (the “Committee”). The name of the “Participant”, the “Grant Date”, the number of “Stock Units” granted, the “Performance Period”, the “Earnings Threshold”, the “Earnings Target”, the “Earnings Maximum” and the “ROA Target” are stated in the attached “Notice of Grant”. The other terms and conditions of the Grant are stated in this document and in the Plan. Certain initially capitalized words and phrases used in this document are defined in the Definitions Appendix attached and elsewhere in this document or in the Plan. Reference to Stock Units in this document is reference to all or part of the Stock Units which are subject to the Grant, and not to other Stock Units that have been granted or that may be granted in the future.

2. Grant and Adjustment. Subject to the terms and conditions stated in this document, Participant has been granted Stock Units by the Parent. As of the Grant Date, each Stock Unit has a Settlement Value of one Share, but the number of Shares which shall be issued and delivered pursuant to the Grant on the settlement of each Stock Unit (the “Settlement Value”) shall be subject to adjustment as provided in Section 4.2(c) of the Plan, to adjust for, among other corporate developments, stock splits and stock dividends. References to Settlement Values in this document shall be deemed reference to Settlement Values as so adjusted. As anticipated in Section 4.7 of the Plan, Shares that have not been issued and delivered to a Participant shall be represented by Stock Units.

3. Performance Vesting. Unless otherwise provided in section 4 or 5 below, the Performance Portion (as defined below) of the Stock Units will vest three business days following the public announcement of the Parent’s audited, consolidated financial results for the last fiscal year in the Performance Period (the “Maturity Date”). A Stock Unit that has vested is herein referred to as a “Vested Unit.” Within thirty (30) days following the Maturity Date, but in no event later than December 31 of the calendar year in which the last day of the Performance Period occurs, the Settlement Value of each Vested Unit shall be issued and delivered to or for the account of Participant in Shares. As provided for in Section 7 below, the Parent may make such delivery to a Service Provider. In all circumstances, a Stock Unit which fails to vest on or before the Maturity Date shall be void and shall not confer upon the owner of such Stock Unit any rights, including any right to any Share. In the event that any provision of this document would otherwise result in the issuance of a fractional Share, the Parent will not be obligated to issue such fractional Share.

The “Performance Portion” shall be a percentage of the Stock Units calculated as hereinafter provided (provided that the Performance Portion shall never exceed 100% of the Stock Units):

(a)	The Performance Portion shall be 0% of the Stock Units if the Earnings Threshold is not attained over the Performance Period.

(b)	Subject to reduction pursuant to subsection (c) below, if the Earnings Threshold has been attained over the Performance Period, the Performance Portion shall be 100% of the Stock Units.

(c)
If the Earnings Threshold has been attained over the Performance Period the Committee shall, in its sole discretion, have the right to reduce the Performance Portion to 0% of the Stock Units or any percentage of the Stock Units less than 100%. The Committee may exercise such discretion on any date that occurs following the close of the Performance Period and prior to the Maturity Date. The Committee has provided guidance to Participant with respect to factors, including the Earnings Target, the Earnings Maximum and the ROA Target, that the Committee intends to apply in effecting such a reduction, but the Committee shall not be limited in its discretion to those factors.

“Earnings” means the Company’s consolidated earnings per share on a diluted basis, as reported in the Company’s Annual Report on Form 10-K, aggregated over the Performance Period and as adjusted by the Committee as provided for below and in the Plan.

The “Earnings Threshold”, “Earnings Target” and “Earnings Maximum” are expressed in the Notice of Grant as functions of Earnings, as so defined.

“ROA” means the Company’s consolidated return on average assets in each of the fiscal years in the Performance Period, expressed as a percentage, and then averaged over the entire Performance Period. In each of the fiscal years average assets will be computed by averaging total assets at the beginning and at the end of the fiscal year; net earnings for such fiscal years shall be divided by average assets. Both total assets and net earnings shall be as reported in the Company’s Annual Report on Form 10-K.

The “ROA Target” is expressed in the Notice of Grant as a function of ROA, as so defined.

Each of Earnings and ROA is a “Performance Goal”. In determining whether the Earnings Threshold has been met the Committee shall appropriately adjust any evaluation of attainment of a Performance Goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in said Annual Report for the applicable year.

4. Effect of Termination of Employment on Vesting. Except as expressly provided in this Section 4, no Stock Units shall vest if the Participant’s Date of Termination occurs before the conclusion of the Performance Period:

(a)
If the Participant’s Date of Termination occurs by reason of Retirement during any fiscal year of the Performance Period, Stock Units shall vest as provided in Section 3 above (subject to the Participant’s compliance with Section 12 and to all of the terms and conditions set forth in Section 3 above, including, without limitation, the Committee’s exercise of discretion under Section 3(c)) as though the Participant’s Date of Termination had not occurred before the conclusion of the Performance Period; provided, however, that notwithstanding anything herein to the contrary, the Shares or Settlement Value to which Participant may be entitled under

Section 3 in respect of such Stock Units shall be determined by applying a fraction, the numerator of which shall be the number of full months in the Performance Period during which the Participant was actively employed with Employer, and the denominator of which shall be 36, to that number of Shares or that Settlement Value which Participant may have otherwise been entitled to receive pursuant to Section 3 if Participant’s Date of Termination had not occurred before the conclusion of the Performance Period;

(b)
if the Participant’s Date of Termination occurs by reason of death or Disability within the last fiscal year of the Performance Period, Stock Units shall vest as provided in Section 3 above (subject to all of the terms and conditions thereof, including, without limitation, the Committee’s discretion in Section 3(c) as though the Participant’s Date of Termination had not occurred before the conclusion of the Performance Period;

(c)
if the Participant’s Date of Termination occurs by reason of death or Disability within the second fiscal year of the Performance Period, 34% of Stock Units shall vest on the date of such death or Disability;

(d)
if the Participant’s Date of Termination occurs by reason of death or Disability within the first fiscal year of the Performance Period, 17% of Stock Units shall vest on the date of such death or Disability;

(e)	if the Participant’s Date of Termination occurs by reason of Cause, no Stock Units shall vest;

(f)	if the Participant’s Date of Termination occurs by reason of Participant’s voluntary resignation (other than as contemplated by Section 4(a) hereof), no Stock Units shall vest; and

(g)
if the Participant’s Date of Termination occurs at the initiative of the Participant’s employer (but not for Cause) the Committee reserves the right to vest the Stock Units as follows, but may condition such vesting upon Participant’s release of the Parent and its affiliates from all claims, Participant’s agreement to reasonable non-competition covenants or both:

(i)
If the Date of Termination occurs in the last fiscal year of the Performance Period, the percentage of the Stock Units the Committee may elect to vest will be based on the Company’s cumulative performance during the first and second fiscal year of the Performance Period, as compared to the Earnings Threshold, Earnings Target, and Earnings Maximum expressed in the Notice of Grant. For purposes of this Section 4(g)(i), the Earnings Threshold, Earnings Target, and Earnings Maximum shall be pro-rated for the cumulative two-year period (66.67%), and applied in a manner consistent with the guidance provided by the Committee as referenced in Section 3(c) above. Achievement of the ROA Target shall not be considered as a factor in determining the number of units to vest.

(ii)
If the Date of Termination occurs in the second fiscal year of the Performance Period, the percentage of the Stock Units the Committee may elect to vest will be based on the Company’s cumulative performance during the first fiscal year of the Performance Period, as compared to the Earnings Threshold, Earnings Target, and Earnings Maximum expressed in the Notice of Grant. For purposes of this Section 4(g)(ii), the Earnings Threshold, Earnings Target, and Earnings Maximum shall be pro-rated for the cumulative two-year period (33.33%), and applied in a manner consistent with the guidance provided by the Committee as referenced in Section 3(c) above. Achievement of the ROA Target shall not be considered as a factor in determining the number of units to vest.

In the event of vesting pursuant to subsections (c) through (g) above, the Settlement Value of each Vested Unit shall, within 30 days after vesting, be issued and delivered to or for the account of Participant in Shares. As provided for in Section 7 below, the Parent may make such delivery to a Service Provider. For the avoidance of doubt, no Stock Units shall vest if the Participant’s Date of Termination occurs before the start of the Performance Period, or, solely with respect to 4(g), during the first fiscal year of the Performance Period.

5. Effect of Change in Control on Vesting.

(a)
All Stock Units shall vest upon a Change in Control Date for a Terminating Transaction unless such Change of Control Date occurs before the start of the Performance Period in which case none of the Stock Units shall vest.

(b)	In the event of a Change in Control that is not a Terminating Transaction, Stock Units will convert to Time-Based Restricted Stock Units as follows:

(i)	If the Change in Control occurs in the first or second fiscal year of the Performance Period, then 55% of Stock Units shall convert to Time-Based Restricted Stock Units;

(ii)
If the Change in Control occurs in the last fiscal year of the Performance Period, the percentage of the Target award number of Stock Units to convert to Time-Based Restricted Stock Units will be based on the Company’s cumulative performance during the first and second fiscal year of the Performance Period, as compared to the Earnings Threshold, Earnings Target, and Earnings Maximum expressed in the Notice of Grant. For purposes of this Section 5(b)(ii), the Earnings Threshold, Earnings Target, and Earnings Maximum shall be pro-rated for the cumulative two-year period (66.67%), and applied in a manner consistent with the guidance provided by the Committee as referenced in Section 3(c) above. Achievement of the ROA Target shall not be considered as a factor in determining the number of units converted to Time-Based Restricted Stock Units.

(c)	The vesting of the Time-Based Restricted Stock Units converted as described in Section 5(b):

(i)	Will be accelerated to the Date of Termination if the Participant is subject to Involuntary Termination prior to the Maturity Date.

(ii)	Will occur on the Maturity Date, if Vesting has not otherwise been accelerated as provided above.

(d)	For the avoidance of doubt no conversion or vesting shall occur pursuant to Sections 5(b) or 5(c) above if the Change of Control Date occurs before the start of the Performance Period.

(e)
In the event of vesting pursuant to this Section 5, the Settlement Value of each Vested Unit shall, within thirty days after vesting, be issued and delivered to or for the account of Participant in Shares. As provided for in Section 7 below, the Parent may make such delivery to a Service Provider.

6. No Dividends or Interest. No dividends or interest shall accrue or be payable upon any Stock Unit. Until a Share is issued and delivered it shall not be registered in the name of the Participant.

7. Withholding for Taxes. All distributions of Shares shall be subject to withholding of all applicable taxes as computed by the finance department, and the Participant shall make arrangements satisfactory to the Parent to provide the Parent (or any Related Company) with funds necessary for such withholding before the Shares are delivered. Without limitation to the Parent’s right to establish other arrangements, the Parent may: (i) designate a single broker or other financial services provider (“Services Provider”) to establish trading accounts for Participants (each a “Participant’s Trading Account”); (ii) deliver Shares to Participant’s Trading Account; (iii) provide Services Provider with information concerning the applicable tax withholding rates for Participant; (iv) cause Services Provider to sell, on behalf of Participant, sufficient Shares to cover the Parent’s tax withholding obligations with respect to any delivery of Shares to Participant (a “Covering Sale”); and (v) cause Services Provider to remit funds resulting from such Covering Sale to Parent or any Related Company that is the employer of Participant. As a condition to distribution the Parent may require the Participant to provide the Services Provider with such signed applications, authorizations, powers and other documents necessary to accomplish the foregoing. Participant may, by written notice to the Parent addressed to the Parent’s Secretary, and given no less than ten (10) business days before the Maturity Date or other applicable vesting date, elect to avoid such a Covering Sale by delivering with such notice a bank-certified check payable to the Parent (or other type of check or draft payable to the Parent and acceptable to the Secretary) in the estimated amount of any such withholding required, such estimate to be provided by the Tiffany and Company finance department. The Committee may approve other methods of withholding, as provided for in the Plan, before the Shares are delivered.

8. Transferability. The Stock Units are not transferable otherwise than by will or the laws of descent and distribution, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Upon any attempt to transfer the Stock Units otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Stock Units otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Grant, the Grant shall immediately terminate and become null and void.

9. Definitions. For the purposes of the Grant, certain words and phrases are defined in the Definitional Appendix attached. Except where the context clearly implies or indicates the contrary, a word, term or phrase used in the Plan shall have the same meaning in this document.

10. Heirs and Successors. The terms of the Grant shall be binding upon, and inure to the benefit of, the Parent and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Parent’s assets and business. Participant may designate a beneficiary of his/her rights under the Grant by filing written notice with the Secretary of the Parent. In the event of the Participant’s death prior to the full maturity of the Grant, the Shares will be delivered to such Beneficiary to the extent that it was matured on the Participant’s Termination Date. If the

Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant, any Shares issuable hereunder will be delivered to the Participant’s estate.

11. Administration. The authority to manage and control the operation and administration of the Grant shall be vested in the Committee, and the Committee shall have all powers with respect to the Grant as it has with respect to the Plan. Any interpretation of the Grant by the Committee and any decision made by it with respect to the Grant is final and binding.

12. Compliance with Post-Employment Covenants. Notwithstanding any other provisions in these terms to the contrary, no Stock Units will vest pursuant to Section 4(a) with respect to a Participant if the Committee determines that such Participant has materially breached the terms and conditions of any applicable post-employment non-competition, non-solicitation, confidentiality or other restrictive covenants on or prior to the Maturity Date of such Stock Units.

13. Clawback Provisions .Notwithstanding any other provisions in these terms to the contrary, each Vested Unit hereunder, which has been issued and delivered to or for the account of Participant, shall be subject to deductions and clawback as may be required under any applicable law, government regulation or stock exchange listing requirement, or any policy adopted by the Company, including but not limited to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers, adopted by the Parent Board on September 18, 2013.

14. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Grant shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Parent.

15. Section 409A. Notwithstanding anything herein to the contrary, any benefits and payments provided hereunder that are payable or provided to Participant in connection with a termination of employment that constitute deferred compensation within the meaning of Code Section 409A shall not commence in connection with Participant’s termination of employment unless and until Participant has also incurred a Separation from Service, and unless Employer reasonably determines that such amounts may be provided to Participant without causing Participant to incur additional tax obligations under Code Section 409A. For the avoidance of doubt, it is intended that payments hereunder comply with or satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A. However, if Employer determines that these payments constitute deferred compensation and Participant is, on the termination of his service, a “specified employee” of Employer, as such term is defined in Code Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Participant’s Separation from Service or (ii) the date of Participant’s death that occurs after Participant’s Separation from Service. This Section 14 shall be administered, construed and interpreted in a manner consistent with the requirements of Code Section 409A. In no event shall Employer have any liability or obligation with respect to taxes for which Participant may become liable as a result of the application of Code Section 409A.

In addition to the provisions regarding Code Section 409A set forth above, the following shall apply:

If Participant notifies Employer that Participant believes that any provision of this Agreement (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with Employer) would cause Participant to incur any additional tax or interest under Code Section 409A or Employer independently makes such determination, Employer shall, after consulting with Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and Employer without violating the provisions of Code Section 409A.

Appendix I -- Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Cause” shall mean a termination of Participant’s employment which is the result of:

(i)
Participant’s conviction or plea of nolo contendere to a felony or any other crime involving financial impropriety or which would tend to subject Employer or any of its Affiliates to public criticism or materially interfere with Participant’s continued service to Employer;

(ii)	Participant’s willful violation of the Code of Conduct;

(iii)
Participant’s willful failure or refusal to perform substantially all such proper and achievable directives issued by Participant’s superior (other than any such failure resulting from Participant’s incapacity due to physical or mental illness, any such actual or anticipated failure resulting from a resignation by Participant for Good Reason, or any such refusal made by Participant in good faith because Participant believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Participant on behalf of Employer, which demand specifically identifies the manner in which Participant has not substantially performed Participant’s duties, and which performance is not substantially corrected by Participant within ten (10) days of receipt of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities materially injurious to the Employer;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or Employer under any written agreement that Participant has with either Parent or Employer;

(vi)	Participant’s fraud or dishonesty with regard to Employer or any of its Affiliates; or

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant or by any other employee of Parent, Employer or any Affiliate of Parent or Employer.

For purposes of the previous sentence, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that Participant’s action or omission was in the best interests of, Parent, Employer or an Affiliate of Parent or Employer. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause with respect to items (i) through (vii)

unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Employer Board at a meeting called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with Participant’s counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Cause exists as set forth in any of items (i) through (vii) above.

“Change in Control.” A Change in Control shall be deemed to have occurred if:

(i)
any Person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, excluding Parent or any of its Affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportion as their ownership of Parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Parent representing Thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
if the Incumbent Directors cease to constitute a majority of the Parent Board; provided, however, that no person shall be deemed an Incumbent Director if he or she was appointed or elected to the Parent Board after having been designated to serve on the Parent Board by a Person who has entered into an agreement with Parent to effect a transaction described in clauses (i) through (iv) of this definition;

(iii)
there occurs a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to such transaction do not, immediately after such transaction, own more than Fifty percent (50%) of the combined voting power of the Parent or other corporation resulting from such transaction, as the case may be; or

(iv)	all or substantially all of the assets of Parent or Employer are sold, liquidated or distributed, except to an Affiliate of Parent;

Provided, that an event shall not constitute a Change in Control unless such event also constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

    “Change in Control Date” shall mean the date on which a Change in Control occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Code Section 409A” shall mean Section 409A of the Code, and the regulations and guidance promulgated thereunder.

“Code of Conduct” shall mean Parent’s (i) Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Parent and (ii) Business Conduct Policy - Worldwide, as amended from time to time prior to the Change of Control Date and as in effect as of the Change of Control Date.

“Common Stock” shall mean the common stock of Parent.

“Date of Termination” shall mean, with respect to any Participant, the first day occurring on or after the Grant Date on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the employment of Participant between Employers; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Employer approved by Employer or required by applicable law; and further provided that a termination of employment shall not be deemed to occur unless such termination of employment is also a Separation from Service. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by Employer.

“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months provided, however, that Participant shall not be determined to be subject to a Disability for purposes of this Award unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after written Notice of Termination due to Disability is given to Participant; provided, that in no event shall Participant be deemed to have a Disability, unless such Disability constitutes a “disability” within the meaning of Code Section 409A(a)(2)(C).

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.

“Employer Board” shall mean the board of directors (or other highest governing authority other than the shareholders) of Employer.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

“Good Reason” means Participant’s resignation from employment with Employer as a result of any of the following:

(i)
a meaningful and detrimental alteration in Participant’s position or the nature or status of Participant’s responsibilities (including reporting responsibilities) from those in effect immediately before the Change in Control Date;

(ii)
a material failure by Employer to pay Participant a bonus or incentive award commensurate with the bonus paid others at Participant’s job level (expressed as a percentage of target bonus) unless such failure is justified by clear and objective deficiencies of the business units for which Participant is responsible;

(iii)
the relocation of the office of Employer where Participant was employed immediately prior to the Change in Control Date to a location which is more than 50 miles away or should Employer require Participant to be based more than 50 miles away from such office (except for required travel on the Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to the Change in Control Date); or

(iv)	a Substantial Change.

“Incumbent Directors” shall mean those individuals who were members of the Parent Board as of January 15, 2009 and those individuals whose later appointment to such Board, or whose later nomination for election to such Board by the stockholders of Parent, was approved by a vote of at least a majority of those members of such Board who either were members of such Board as of January 15, 2009, or whose election or nomination for election was previously so approved.

“Involuntary Termination” means (i) Participant’s termination of employment by Employer without Cause or (ii) Participant’s resignation of employment with the Employer for Good Reason.

“Notice of Termination” shall mean a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

“Parent” shall mean Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Retirement” shall mean the occurrence of the Participant’s Date of Termination, on a voluntary basis, after age 65 or the occurrence of the Participant’s Date of Termination after age 55 pursuant to the retirement practices of Employer.

“Separation from Service” shall have the meaning defined in Treasury Regulation Section 1.409A-1(h).

“Substantial Change” means any material change in the terms or conditions of Participant’s employment (including in salary or target bonus) following a Change of Control Date that is less favorable to Participant than those in effect previous to the Change of Control Date other than (i) a change that has been made on an across-the-board basis for substantially all of Employer’s employees or (ii) a change in equity-based compensation (including the reduction or elimination thereof) resulting from the Change in Control.

“Terminating Transaction” shall mean a Change in Control in which any one of the following occurs:

(i)	the dissolution or liquidation of the Parent;

(ii)	a reorganization, merger or consolidation of the Parent with one or more Persons as a result of which the Parent goes out of existence or becomes a subsidiary of another Person; or

(iii)	upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Parent by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Stock Unit or the substitution for the Stock Unit of a new stock unit covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

“Time-Based Restricted Stock Unit” means a stock unit that shall not mature, and which shall be deemed to have “expired,” upon the Participant’s Date of Termination, if the Participant’s Date of Termination occurs before the Maturity Date, provided, however, that if such Date of Termination occurs pursuant to an Involuntary Termination or by reason of death or Disability, in which case the Time-Based Restricted Stock Unit~~s~~ will “mature” and vest on the Date of Termination, and the Settlement Value of the Time-Based Restricted Stock Unit in Shares shall be issued and delivered within thirty (30) days of the Date of Termination to or for the account of Participant.